SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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PACCAR INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, at 10:30 a.m. on Tuesday, April 24, 2012.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Items 1 and 2; and a vote AGAINST Items 3 and 4.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

Mark C. Pigott

Chairman of the Board and

Chief Executive Officer

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 24, 2012, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for these purposes:

1.	To elect as directors the three Class II nominees named in the attached proxy statement to serve three-year terms ending in 2015.

2.	To vote on a stockholder proposal regarding a director vote threshold.

3.	To vote on a stockholder proposal regarding the supermajority vote provisions.

4.	To vote on a stockholder proposal regarding the annual election of all directors.

5.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on February 27, 2012.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the Meydenbauer Center can be found on the back cover of the attached proxy statement.

By order of the Board of Directors

J. M. D’Amato

Secretary

Bellevue, Washington

March 14, 2012

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m. on Tuesday, April 24, 2012, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The executive offices of the Company are located at 777 106th Avenue N.E., Bellevue, Washington 98004. This proxy statement and proxy form were first sent to stockholders on or about March 14, 2012.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, February 27, 2012. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on February 27, 2012, the Company had 356,643,517 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the Internet.

Voting by Proxy

Mark C. Pigott and John M. Fluke, Jr., are designated proxy holders to vote shares on behalf of stockholders at the 2012 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the SIP) votes shares held in the SIP according to each member’s instructions on the proxy form. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.    Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.    Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.    Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.

Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or Internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions.    A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held at 10:30 a.m. on April 24, 2012, at Meydenbauer Center, Bellevue, Washington. The 2012 proxy statement and the 2011 Annual Report to stockholders are available on the Company’s website at www.paccar.com/2012annualmeeting/.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2011 Annual Report and 2012 Proxy Statement at a shared address prior to the 2012 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business.

Item 1:  Election of Directors

Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors. If a stockholder does not vote on the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote or because of some other reason, the shares will not count in determining the total number of votes for each nominee. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed and returned unmarked will be voted FOR the nominees for Class II Director. Please note that brokers and custodians may no longer vote on the election of directors in the absence of specific client instruction. Those who hold shares in such accounts are encouraged to provide voting instructions to the broker or custodian.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Item 2:

To be approved, Item 2 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against Item 2. Broker nonvotes do not affect the voting calculations.

Items 3, 4:

To be approved, Items 3 and 4 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against each item. Broker nonvotes do not affect the voting calculations.

Proxies signed and returned unmarked will be voted FOR Items 1 and 2 and AGAINST Items 3 and 4.

STOCK OWNERSHIP

The following list includes all shares of common stock beneficially owned by each Company director, director nominee, and named executive officer, and by Company directors and executive officers as a group as of February 27, 2012 (amounts shown are rounded to whole share amounts):

Name	Shares Beneficially Owned		Percent of Class
Ronald. E. Armstrong	144,975	(a)	*
Alison J. Carnwath	16,663	(b)	*
Robert J. Christensen	118,655	(a)	*
John M. Fluke, Jr.	29,500	(b)	*
Kirk S. Hachigian	10,658	(b)	*
Stephen F. Page	45,317	(b)	*
Robert T. Parry	18,831	(b)	*
John M. Pigott	3,598,471	(b)(c)	1.00
Mark C. Pigott	5,874,841	(d)	1.65
Thomas E. Plimpton	258,184	(a)	*
Harrie C. Schippers	27,119	(a)	*
Mark A. Schulz	0		*
Daniel D. Sobic	145,825	(a)	*
Gregory M. E. Spierkel	11,432	(b)	*
Warren R. Staley	10,250	(b)	*
Charles R. Williamson	32,981	(b)	*
Total of all directors and executive officers as a group (21 individuals)	10,653,689		2.99

*	Does not exceed one percent.

(a)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: R. E. Armstrong 16,162; R. J. Christensen 18,505; T. E. Plimpton 47,912; D. D. Sobic 22,764. Includes restricted shares for which the participant has voting power as follows: R. E. Armstrong 12,563; R. J. Christensen 8,400; T. E. Plimpton 11,492; H. C. Schippers 1,210; D. D. Sobic 10,002. Also includes options to purchase shares exercisable as of February 27, 2012, as follows: R. E. Armstrong 95,427, R. J. Christensen 86,908; T. E. Plimpton 127,425; H. C. Schippers 25,605; D. D. Sobic 103,242.

(b)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the RSDC Plan) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights as follows: J. M. Fluke, Jr., 4,185; K. S. Hachigian 10,658; S. F. Page 37,643; R. T. Parry 11,715; J. M. Pigott 8,849; G. M. E. Spierkel 11,432; C. R. Williamson 18,469.

(c)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed. Includes the same 1,308,892 shares reported by M. C. Pigott which are owned by a corporation over which he has no voting or investment power.

(d)	Includes 68,228 shares allocated in the Company’s SIP for which he has sole voting and investment power; 284,412 restricted shares for which he has sole voting power; and 1,308,892 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 1,109,106 shares exercisable as of February 27, 2012, and deferred cash awards accrued as 154,413 stock units without voting rights under the Deferred Compensation Plan (DC Plan) and the Long Term Incentive Plan (LTIP). Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

EXPENSES OF SOLICITATION

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained Phoenix Advisory Partners to aid in the solicitation of stockholders for a fee of approximately $8,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1:  ELECTION OF DIRECTORS

Three Class II directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class II directors for a term expiring at the Annual Meeting of Stockholders in 2015. All of the nominees are currently serving as directors of the Company.

BOARD NOMINEES FOR CLASS II DIRECTORS

(TERMS EXPIRE AT THE 2015 ANNUAL MEETING)

MARK C. PIGOTT, age 58, is Chairman and Chief Executive Officer of the Company and has held that position since January 1997. He was a Vice Chairman of the Company from January 1995 to December 31, 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989. He is also a director of Franklin Resources Inc., an investment management company. He is the brother of director John M. Pigott. He has served as a director of the Company since 1994. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including engineering and business degrees from Stanford University, thorough knowledge of the global commercial vehicle industry and an outstanding record of profitable growth generated through 32 years with the Company. PACCAR has benefited from an excellent record of industry-leading stockholder returns generated under his leadership.

WARREN R. STALEY, age 69, served as chairman and chief executive officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products from 1999 until his retirement in 2007. He also serves as a director of Excel Trust Inc. He previously served as a director of US Bancorp (1999-2008) and Target Corporation (2001-2007). He has served as a director of the Company since 2008 and has served as its lead director since 2011. Mr. Staley has the attributes and qualifications for board membership listed in the Company guidelines including an MBA from Cornell University and a 38-year career at Cargill, a global, diversified business with over $116 billion in revenue that included 15 years in senior positions and culminated in eight years as its chairman and chief executive.

CHARLES R. WILLIAMSON, age 63, has served as chairman of the board of Weyerhaeuser Company and of Talisman Energy Inc. since 2009. He was chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. He served as executive vice president of Chevron from August 2005 until his retirement in December 2005. Mr. Williamson was the chairman of the US-ASEAN Business Council (2002-2005). He previously served as a director of Unocal (2000-2005). He has served as a director of the Company since 2006. Mr. Williamson has the attributes and qualifications listed in the Company guidelines for board membership including a Ph.D in geology from the University of Texas at Austin and a 28-year career in technical and management positions with Unocal around the world that provided a broad perspective on international markets in Europe and Asia and culminated in four years as its chairman and chief executive.

CLASS III DIRECTORS (TERMS EXPIRE AT THE 2013 ANNUAL MEETING)

ALISON J. CARNWATH, age 59, is chairman of Land Securities plc, the United Kingdom’s largest property company listed on the London Stock Exchange, a senior adviser to Evercore Partners, an independent corporate finance advisory firm (formerly known as Lexicon Partners), and chairman of the management board and investment committee at ISIS Equity Partners, LLP, a private equity firm, all based in the United Kingdom. She is a director of Barclays plc, a global financial services company, the Man Group plc, an FTSE 100 index member and Malachite Ltd, a UK consulting firm. She has served as a director of the Company since 2005. She previously served as chairman of MF Global Holdings Ltd, a U.S.- based financial services firm (2008-2010); and a director of Friends Provident plc (2002-2008), Gallaher Group plc (2004-2007) and Glas Cymru Cyfyngedig (2001-2007), all United Kingdom based companies. Ms. Carnwath has the attributes and qualifications listed in the Company guidelines for board membership including certification as a chartered accountant, service as chairman (1999-2004) and chief executive (2001) of the Vitec Group plc, a British supplier to the broadcast industry, and 31 years’ experience in international finance and investment banking including three years as a managing director of Donaldson, Lufkin and Jenrette (1997-2000).

JOHN M. PIGOTT, age 48, is a partner in Beta Business Ventures, LLC, a private investment company concentrating in natural resources, and was a partner in the predecessor company Beta Capital Group, LLC, since 2003. He is the brother of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 2009. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from Stanford and an MBA from UCLA, a background in manufacturing gained through 12 years with the Company including five years as a senior manager of Company truck operations in the United Kingdom and in the United States. He is a substantial long-term stockholder in the Company.

GREGORY M. E. SPIERKEL, age 55, retired as chief executive officer and a director of Ingram Micro Inc., a $34 billion worldwide distributor of technology products, in 2012. He previously served as president from March 2004 to April 2005. During his fourteen-year tenure with the company he has held other senior positions including executive vice president. He has served as a director of the Company since 2008. Mr. Spierkel has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Georgetown University and 32 years of management experience around the world including six years as chief executive of Ingram Micro.

Retiring Class III Director

ROBERT T. PARRY, age 72, was president and chief executive officer of the Federal Reserve Bank of San Francisco from 1986 until his retirement in June 2004. In that position, he served on the Federal Open Market Committee of the Federal Reserve System, the governmental body that sets monetary policy and interest rates. He is also a director of the Janus Capital Group, Inc. He previously served as a director of Countrywide Financial Corp. (2004-2008). He has served as a director of the Company since 2004. Mr. Parry has the attributes and qualifications listed in the Company guidelines for board membership including an expertise in economics as reflected in a Ph.D from the University of Pennsylvania. He served 18 years as a chief executive with the Federal Reserve Bank of San Francisco as well as an economist and senior executive with Security Pacific Corporation (1970-1986). He is retiring from the Board of Directors effective April 23, 2012.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2014 ANNUAL MEETING)

JOHN M. FLUKE, JR., age 69, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1990. He is also interim principal executive officer and a director of CellCyte Genetics Corporation, a biotechnology company, and has held that position since 2008 and chairman of Precision Genome Engineering Inc., a biotechnology company, since 2011. He is also a director of Tully’s Coffee Corporation and Pacific Renewal Fuels. He previously served as a director of American Seafoods Group (2002-2006), Cell Therapeutics Inc. (2002-2005), Primus International (2002-2006) and Peoples National Bank and its successor US Bank of Washington (1984-1997). He has served as a director of the Company since 1984. Mr. Fluke has the attributes and qualifications listed in the Company guidelines for board membership including a master’s degree in engineering from Stanford, a background in manufacturing gained through 24 years with Fluke Corporation, a manufacturer and distributor of high-quality electronic test tools, including four years as CEO and six years as chairman, extensive knowledge of Company operations, and many years as an advisor to or board member for companies engaged in commercializing emerging technologies.

KIRK S. HACHIGIAN, age 52, is chairman, president and chief executive officer of Cooper Industries plc., a $5 billion global manufacturer of electrical products. He was named chairman in 2006, chief executive officer in 2005 and president in 2004. He is a director of Forethought, a U.S. insurer, since 2011. He previously served as a director of American Standard (2005-2007). He has served as a director of the Company since 2008. Mr. Hachigian has the attributes and qualifications listed in the Company guidelines for board membership including a degree in engineering from UC Berkeley and an MBA from the University of Pennsylvania’s Wharton School. Prior to his current position he served eight years as an executive with General Electric Corporation including two years in Mexico and three years in Asia.

THOMAS E. PLIMPTON, age 62, retired as Vice Chairman and principal financial officer of the Company in 2011, a position he held since 2008. He was President from January 2003 to September 2008, and Executive Vice President from August 1998 to January 2003. He has served as a director of the Company since 2009. Mr. Plimpton has the attributes and qualifications listed in the Company guidelines for board membership including a degree and experience in accounting, an MBA from Rockhurst University, thorough knowledge of the commercial vehicle industry, international business and information technology gained from 34 years with the Company including 15 years as a senior executive.

Retiring Class I Director

STEPHEN F. PAGE, age 72, served as vice chairman and chief financial officer and a director of United Technologies Corporation (UTC), a provider of high-technology products and services to the building systems and aerospace industries, from 2002 until his retirement in April 2004. From 1997 to 2002 he was president and CEO of Otis Elevator Co., a subsidiary of UTC. He is also a director of Lowe’s Companies, Inc. and Liberty Mutual Holding Co. Inc. He has served as a director of the Company since 2004. Mr. Page has the attributes and qualifications listed in the Company guidelines for board membership including a law degree from Loyola Law School, experience practicing corporate law, a strong background in financial management as a certified public accountant, and as a chief financial officer of Black & Decker and later of UTC, a publicly traded $54 billion diversified global manufacturing company, as well as twelve years as a senior UTC executive. He is retiring from the Board effective April 23, 2012.

Incoming Class I Director

MARK A. SCHULZ, age 59, served as president of international operations at Ford Motor Company from 2005 until his retirement in 2007. During his 32-year tenure at Ford, he served in senior executive positions over operations in the Middle East, Asia and South America. He is currently president and chief executive officer of M. A. Schulz and Associates, a management consulting firm, and a founding partner in Fontinalis Partners, LLC, a transportation technology strategic investment firm. He has served as a director of Dana Holdings Corporation since 2008 and previously served as a director of YRC Worldwide, Inc (2007-2009) and as a director of the National Committee of United States-China Relations and the United States-China Business Council. Mr. Schulz has the attributes and qualifications listed in the Company guidelines for board membership including engineering degrees from Valparaiso University and the University of Michigan, an MBA from the University of Detroit, an MS in management from the Massachusetts Institute of Technology as well as thirty years of management experience in the automotive industry worldwide. He was elected by the Board to serve for the remainder of Stephen F. Page’s term as a Class I director.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons are independent directors as defined by NASDAQ Rule 5605(a)(2): Alison J. Carnwath, John M. Fluke, Jr., Kirk S. Hachigian, Stephen F. Page, Robert T. Parry, William G. Reed, Jr., Mark A. Schulz, Gregory M. E. Spierkel, Warren R. Staley and Charles R. Williamson.

The Board of Directors maintains a corporate governance section on its website, which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/company/corporateresponsibility/boardofdirectors.asp.

The Company bylaws provide that the chairman of the board also serves as the chief executive officer (“CEO”). The Board believes the combined role of chairman and CEO promotes unified leadership and direction for the company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. This leadership structure has resulted in the continued excellent growth and long-term financial success of the Company.

The Company has adopted policies to ensure a strong and independent board. The Board regularly meets in executive session without the presence of management. The Board has designated W. R. Staley as lead independent director. Seventy-two percent of the Company’s directors are independent as defined under NASDAQ regulations.

The Board oversees risk through management presentations at Board meetings and through its Audit and Compensation Committees. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Committee receives periodic reports from the Company’s internal auditor and from its general counsel and the committee reports to the full Board at least twice a year. The Compensation Committee oversees risk arising from the Company’s compensation programs and annually reviews how those programs manage and mitigate risk.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2011. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in April 2011 except A. J. Carnwath.

The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
S. F. Page	C. R. Williamson	M. C. Pigott	J. M. Fluke, Jr.
J. M. Fluke, Jr.	A. J. Carnwath	J. M. Fluke, Jr.	A. J. Carnwath
R. T. Parry	K. S. Hachigian	J. M. Pigott	S. F. Page
K. S. Hachigian	G. M. E. Spierkel		W. R. Staley
G. M. E. Spierkel			C. R. Williamson

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function.

The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. All five members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated independent directors S. F. Page and J. M. Fluke, Jr., as Audit Committee financial experts. The Committee met six times in 2011.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the Long Term Incentive Plan, the Senior Executive Yearly Incentive Compensation Plan and the DC Plan. The Committee establishes base salaries and annual and long-term performance goals for executive officers. It considers the opinion of the CEO when determining compensation for the executives that report to him. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers.

The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO or other executive officers. In 2011, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to evaluate the executive base salary structure. Mercer reviewed multiple industry survey sources and recommended modifications to the base salary structure. Mercer was paid $43,000 for this project. Mercer was also retained by the Nominating and Governance Committee to conduct a competitive review of non-employee director compensation. Mercer recommended several enhancements to director compensation for which it charged $23,000. Mercer and its affiliates were retained by Company management to provide insurance brokerage and benefit plan services. The consultants providing these services were not the same consultants that advised the Board committees. The aggregate fees paid for those other services in fiscal 2011 was $126,112. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business.

The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/compensationcommittee.asp. All four members of the Compensation Committee meet the director independence requirements of the NASDAQ rules and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. The Committee met five times in 2011.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which are available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. The criteria state that a diversity of perspectives, skills and business experience relevant to the Company’s global operations should be represented on the Board including international business, manufacturing, financial services and aftermarket customer programs. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must include information set forth in the Company Bylaws. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the independent members of the Board of Directors.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp. Each of the five Committee members meets the independence requirements of the NASDAQ rules. The Committee met four times in 2011.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee did not meet in 2011.

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ending December 31, 2011:

Summary Compensation

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	All Other Compensation (c) ($)	Total (d) ($)
A. J. Carnwath	115,000	90,057	0	205,057
J. M. Fluke, Jr.	120,000	90,057	0	210,057
K. S. Hachigian	115,000	90,057	0	205,057
S. F. Page	120,000	90,057	0	210,057
R. T. Parry	115,000	90,057	0	205,057
J. M. Pigott	105,000	90,057	0	195,057
T. E. Plimpton(e)	46,182	45,031	5,000	96,213
W. G. Reed, Jr. (retired 4/23/11)	27,708	90,057	0	117,765
G. M. E. Spierkel	115,000	90,057	0	205,057
W. R. Staley	115,000	90,057	0	205,057
C. R. Williamson	115,000	90,057	5,000	210,057

(a)	Fees for non-employee directors include the 2011 annual retainer of $75,000, paid quarterly, board meeting fees of $7,500 per meeting and committee meeting fees of $5,000 per meeting. If elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee is paid when a board and committee meeting are held on the same day. S. F. Page and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the Narrative below.

(b)	The aggregate grant date fair value of the restricted stock award granted on January 3, 2011, to non-employee directors was $90,057. See Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The award to T. E. Plimpton was prorated to reflect his two quarters of service as a non-employee director. On December 31, 2011, non-employee directors held the following unvested shares of restricted stock or restricted stock units: A. J. Carnwath 6,931; J. M. Fluke, Jr. 6,931; K. S. Hachigian 6,931; S. F. Page 6,931; R. T. Parry 6,931; J. M. Pigott 5,992; T. E. Plimpton 1,116; W. G. Reed, Jr., 0; G. M. E. Spierkel 6,931; W. R. Staley 6,931; C. R. Williamson 6,931.

(c)	Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant.

(d)	S. F. Page and C. R. Williamson deferred some or all of their cash compensation earned in 2011. None of the deferred compensation earned a rate of interest that exceeded 120 percent of the applicable federal long-term rate prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

(e)	Amounts reported for T. E. Plimpton include only the compensation earned as a non-employee director following his retirement from the Company in August 2011. See the Summary Compensation Table on page 22 for his total reported compensation.

Narrative to Director Compensation Table

On the first business day of the year, each non-employee director receives $90,000 in restricted stock or restricted stock units under the RSDC Plan. The number of shares received is determined by dividing $90,000 by the closing price of a share of Company stock on the first business day of the year and rounding up to the nearest whole share. Non-employee directors elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon mandatory retirement after age 72, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. If non-employee directors elect to receive a credit to the stock unit account in lieu of a grant of restricted stock, the account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock.

The Company provides transportation or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs.

In 2011, the Nominating and Governance Committee initiated a competitive review of director compensation by retaining outside consultants, Mercer. As a result, effective January 1, 2012, the Board increased the annual restricted stock award for all non-employee directors from $90,000 to $100,000 and added an annual $10,000 retainer payable quarterly to the lead director and the chairman of the audit, compensation, and nominating and governance committees.

Stock Ownership Guidelines for Non-Employee Directors

All non-employee directors are expected to hold at least $200,000 worth of Company stock and/or deferred stock units while serving as a director. Directors have three years from date of appointment to attain this ownership threshold. All non-employee directors with three or more years of service are in compliance as of January 1, 2012.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-person transactions to the Audit Committee for review and approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all of its directors and executive officers complied with all reporting requirements of Section 16(a) of the Securities and Exchange Act on a timely basis during 2011 except two reports on Form 4 were filed late: a report for T. E. Plimpton related to dividends reinvested into Company stock within a Company benefit plan and a report for S. M. Means in which he purchased 1,000 shares of Company stock in the open market.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Compensation Program Objectives and Structure

PACCAR’s compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s superior performance and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. Under the supervision of the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors, the Company compensation objectives utilize programs that have delivered 73 consecutive years of net income, paid annual dividends since 1941 and delivered excellent stockholder returns. The Company has significantly outperformed the S&P 500 index for the ten-year period ending December 31, 2011. The Company has delivered an average annual total return to stockholders of 14.6 percent versus the S&P 500 2.9 percent return in the last decade. In 2011, the Company increased its net income 128 percent and increased dividend payments by 88 percent over 2010 levels. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.

•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company yearly profitability and individual business unit goals.

Long-term performance compensation:

•

An equity- and cash-based Long Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by growth in net income, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short and long-term business performance and stockholder returns.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s retirement programs. The U.S.-based Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 27, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations. The Company does not provide any other significant perquisites or executive benefits to its U.S.-based Named Executive Officers. Mr. Schippers, a Named Executive Officer based in the Netherlands, receives certain perquisites standard in Europe including a leased car and allowance for incidentals.

Stockholder Approval for the Company’s Compensation Programs

In 2011, stockholders voted on an advisory basis on the compensation of the Named Executive Officers (known as a “say on pay” vote) as well as the Company’s LTIP and Senior Executive Yearly Incentive Compensation Plans. Over 95 percent of the shares voted were in favor of these three items. In addition, over 60 percent of the shares voted were in favor of a triennial “say on pay” schedule. The Committee believes the stockholder action affirms the Company’s approach to executive compensation. The next stockholder vote on “say on pay” is scheduled for 2014.

Executive Compensation Criteria

The Committee considers a number of important factors when reviewing and determining executive compensation, including Company performance, business unit performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Industry Compensation Comparison Groups.  The Committee periodically utilizes information from industry-published compensation surveys as well as compensation data from peer companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations. It does not specify a “target” compensation level for any given executive but rather a range of target compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultant.  The Committee periodically retains a compensation consultant to assess the Company’s compensation programs. In 2011, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to evaluate the executive base salary structure, which had not been reviewed since 2006. Mercer compiled data from a 2010 Mercer Report (161 companies) and a 2010-2011 Towers Watson report (558 companies) and provided the Committee with only aggregated data obtained from the surveyed companies. The review found that the Company’s salary structure midpoints were on average 17 percent below the market median and the base salaries for the executive officers were between the market 25th percentile and the median. Mercer reported its findings to the Committee and recommended a revised salary structure with midpoints increased to approximately the market median. It made no recommendations on the base salary of any executive officer. The Committee adopted the recommended executive salary structure effective July 2011.

Peer Companies.  As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company performance goal and applicable goals under the restricted stock share match program. These companies also comprise the index used in the stock performance graph set forth in the Company’s Annual Report on Form 10-K and page 34 of this proxy statement. The Committee reviews the composition of the Peer Companies annually to ensure the companies are appropriate for comparative purposes. In 2010, it revised the Peer Companies for the 2011-2013 LTIP cycle to better reflect global manufacturing and the cyclicality of the commercial vehicle industry. Those eleven companies are listed on page 34 as the Current Peer Group Index. The eleven Peer Companies used for the LTIP cycles 2009-2011 and 2010-2012 are listed below.

Company Name	2011 Revenue (in billions)
Caterpillar Inc.	60.1
Cummins Inc.	18.0
Danaher Corporation	16.1
Deere & Company	32.0
Dover Corporation	8.0
Eaton Corporation	16.0
Harley-Davidson, Inc.	5.3
Honeywell International Inc.	36.5
Illinois Tool Works Inc.	17.8
Ingersoll-Rand PLC	14.8
United Technologies Corporation	58.2
PACCAR Inc	16.4

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual cash incentives, and long-term incentives consisting of cash, stock options and restricted stock.

Compensation Mix.  The Company’s executive compensation program structure includes a balance of annual and long-term incentives, cash and Company equity. At higher levels of responsibility within the Company, the senior executives have a larger percentage of total compensation at risk based on Company performance incentive programs. For 2011, the Committee approved target allocations as displayed below. The Company believes these allocations promote its objectives of profitable growth and superior long-term results.

Chairman & CEO 2011 Target Compensation Structure	Other Named Executive Officers 2011 Average Target Compensation

Base Salary.  Base salary provides a level of compensation that is competitive with industry peer companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2011 Mercer report with the minimum salary at 70 percent of the midpoint and the maximum salary at 130 percent of the midpoint. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience, tenure with the Company and individual performance.

The Committee reviews base salaries every 12 to 24 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer in 2011. The Committee considered performance, the addition of new responsibilities and the midpoint adjustments in the Mercer report in its review of salaries. The Committee approved the percent increase listed over the 2010 base salaries as follows: R. E. Armstrong received a 44.4 percent increase reflecting his expanded responsibilities and promotion to president; D. D. Sobic received a 15.8 percent increase; R. J. Christensen received a 22.2 percent increase. The Chief Executive Officer suggested salary revisions for the Named Executive Officers to align their salaries with the Mercer industry study. The Committee believes that the base salary of each Named Executive Officer reflects a better alignment to the market median for their position and is appropriate based on scope of responsibility, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”).  This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. The Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. 2011 awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130%	140%	and above
% of Target Paid	0%	40%	70%	100%	130%	160%	200%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net profit goal. The Committee has chosen net profit, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the 2011 goal for two of the Named Executive Officers is based entirely upon Company net profit performance and net profit is a substantial portion of the incentive for the other four Named Executive Officers. The net profit goal is proposed by Company management and approved by the Committee within the first 90 days of each year. The target level represents an amount of net profit that the Committee determines is attainable with outstanding performance under expected economic conditions. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

IC Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders as required by Section 162(m) of the Internal Revenue Code. The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,500,000. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

For 2011, the Company’s net profit target was $715 million and actual net profit was $1.04 billion. The Committee approved award payments of 200 percent of the target award, which corresponds with achievement of 140 percent of the net profit goal for each Named Executive Officer. The Committee approved an overall payment for R. E. Armstrong of 178 percent of target consisting of 125 percent achievement of his business unit target and 120 percent of his leadership target related to the MX engine and powertrain implementation. The Committee approved an overall payment for R. J. Christensen of 200 percent of target consisting of maximum achievement of the divisional profit goal and the business leadership goal of implementing the DAF Truck initiative in Brazil. The Committee approved an overall payment for D. D. Sobic of 189 percent of target consisting of 128 percent achievement of the divisional profit goal and maximum achievement for the business leadership goal in Asia. The Committee approved an overall payment for H. C. Schippers of 165 percent of target consisting of 125 percent achievement of the divisional profit goal and 125 percent achievement for the leadership goal for DAF in Europe. T. E. Plimpton was not eligible for an IC award due to his mid-year retirement. The Committee did not exercise discretion to make modifications to any award. The following table outlines the 2011 goals and incentive awards for each Named Executive Officer:

Name and Principal Position	Performance Measure	Target Award as a % of Base Salary	Performance Measure as a % of Target	Award Achieved as a % of Target
M. C. Pigott Chairman & Chief Executive Officer	Company Profit Goal	110	100	200%

R. E. Armstrong President	Company Profit Goal Division Profit Goal Business Leadership	75	60 20 20	178%

D. D. Sobic Executive Vice President	Company Profit Goal Division Profit Goal Business Leadership	65	50 25 25	189%

R. J. Christensen Executive Vice President	Company Profit Goal Division Profit Goal Business Leadership	65	50 25 25	200%

H. C. Schippers Vice President	Company Profit Goal Division Profit Goal Business Leadership	55	30 45 25	165%

T. E. Plimpton Vice Chairman (retired 8/1/11)	Company Profit Goal	90	100	N/A

Long-Term Incentive Compensation (LTIP).  The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options, restricted stock and cash incentive awards. The LTIP aligns the interests of stockholders with those of executives to focus on long-term growth in stockholder value. The 2011 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below:

Name	Long-Term Cash	Stock Options	Restricted Stock
M. C. Pigott	150%	375%	150%
R. E. Armstrong	90%	300%	60%
D. D. Sobic	70%	260%	50%
R. J. Christensen	70%	260%	50%
H. C. Schippers	40%	155%	20%
T. E. Plimpton (retired 8/1/11)	100%	300%	60%

Long-term incentive compensation cash award. This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer Companies’ performance over a three-year period. Company performance is measured by three-year growth in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year.

For the 2011-2013 cycle, the Committee approved the following goals:

Name	Financial Performance and Individual Performance Measures for LTIP 2011-2013 Cycle	Performance Measure as a % of Target
M. C. Pigott	Company Performance Goal	100
R. E. Armstrong	Company Performance Goal Business Unit Profit	50 50
D. D. Sobic	Company Performance Goal Business Unit Profit Business Unit Leadership	50 25 25
R. J. Christensen	Company Performance Goal Business Unit Profit Business Unit Leadership	50 25 25
H. C. Schippers	Company Performance Goal Business Unit Profit Business Unit Leadership	30 50 20
T. E. Plimpton (retired 8/1/11)	Company Performance Goal	100

The Committee believes that three-year growth in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The Company has used this rigorous comparison goal for over fifteen years. During that period the Company has demonstrated extraordinary performance against the Peer Companies and provided superior returns to stockholders. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies.

The remaining portion of the award for certain of the Named Executive Officers is based upon individual business unit goals determined by the Chief Executive Officer similar to those described above for the annual incentive plan, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in the April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150%	and above
% of Target Paid	0%	50%	100%	150%	200%

In April 2011, the Committee determined cash awards for the three-year period 2008-2010 ending December 31, 2010. One hundred percent of the cash award for M. C. Pigott and T. E. Plimpton was based on the Company Performance Goal. For the 2008-2010 LTIP cycle, the Company was ninth among the twelve Peer Companies and the Committee approved 9.1 percent payout on the Company Performance Goal for each Named Executive Officer. This payment of 27.3 percent achievement reflects the difficult industry recession. The Committee did not exercise discretion to modify the result. The remaining 30 percent of the award for R. E. Armstrong was based on business unit profit and 30 percent on business unit performance. The Committee determined that R. E. Armstrong exceeded the business unit performance goal and approved an overall payout of 51.6 percent of target. The remaining award for D. D. Sobic was based 25 percent on business unit profit and 25 percent on business unit leadership. The Committee determined that D. D. Sobic exceeded the leadership goal and approved an overall payout of 54.6 percent of target. The remaining award for R. J. Christensen was based 30 percent on business unit profit and 40 percent on business unit leadership. The Committee determined that R. J. Christensen exceeded the leadership goal and approved an overall payout of 82.7 percent of target. The remaining award for H. C. Schippers was based 40 percent on business unit profit and 60 percent on business unit performance. The Committee determined that H. C. Schippers exceeded the business unit performance goal and approved an overall payout of 84.0 percent of target. The long-term cash awards for the 2009-2011 LTIP cycle have not been determined as of the date of this proxy statement because Peer Group comparison data was not available.

The maximum amount that may be paid to any eligible participant in any year under this program is $6,500,000. The award is also subject to the conditions of payment set forth in the Long Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

Stock options.    The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release, and are not repriced. They become exercisable at the end of a three-year vesting period and expire ten years after the date of grant.

The Compensation Committee granted stock options on February 3, 2011. The number of options was determined by multiplying the executive’s base salary on February 3, 2011, by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant, February 3, 2011. All stock options granted in 2011 vest and become exercisable on January 1, 2014, and remain exercisable until January 2021 unless the participant’s employment terminates for reasons other than retirement at age 65, or the participant is demoted to an ineligible position. A participant who elects early retirement under a Company retirement plan has twelve months from retirement date to exercise vested options. Vesting may be accelerated in the event of a change in control.

Annual restricted stock program.    Performance-based restricted stock is included in the program because it provides an opportunity for executives to earn Company equity with performance-based compensation deductible under Section 162(m) of the Internal Revenue Code. The Committee sets a Company performance goal during the first 90 days of the year and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The restricted stock vests 25 percent per year over a four-year period beginning in the year of the grant. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends. In February 2012, the Committee determined that the 2011 performance goal of three percent return on revenue was achieved and approved restricted stock awards consistent with the target award percentage described on page 16.

Special Restricted Stock Award.    The Committee determined that Mr. Pigott and Mr. Plimpton demonstrated exceptional leadership during the recession, led a successful entry into the engine business in 2010 and provided stockholders with excellent ten-year annualized returns. The Committee determined their total direct compensation was below the median as reported by Mercer in 2010. The Committee recognized their accomplishments on February 3, 2011, by awarding them a special performance-based restricted stock award of 24,712 shares to Mr. Pigott and 7,798 shares to Mr. Plimpton based on achieving a performance goal of three percent return on 2011 revenue. The number of shares was based on a target of 100 percent and 50 percent of their base salary respectively. In February 2012, the Committee determined that the 2011 performance goal was achieved and the restricted shares vested on March 1, 2012.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chairman and Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. Under his leadership, the Company has significantly outperformed the S&P 500 index for the ten-year period ending December 31, 2011. The Company has delivered an average annual total return to stockholders of 14.6 percent versus the S&P 500 2.9 percent return in the last decade.

The Committee reviewed the CEO’s salary in 2010, which had not been increased for 36 months. The Committee approved a 5.2 percent increase, effective January 1, 2011. In addition to the grants discussed above, the Company has a share match program that enables the Chief Executive Officer to purchase Company stock either by exercising stock options or through open market purchases. He may receive a matching award of restricted stock if rigorous performance goals are met. The program provides for a maximum of 562,500 restricted shares and an annual limit of 150,000 shares. Restricted match shares vest after five years if the Committee certifies that the Company’s earnings per share growth over the same five-year period meets or exceeds at least 50 percent of the Peer Companies. The Chief Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends. With certain exceptions, all restricted match shares will be forfeited if the performance threshold is not achieved or if the Chief Executive Officer terminates employment with the Company during the vesting period. If the purchased shares are sold before the vesting period, an equal number of restricted match shares will be forfeited. No matching shares were granted under this program in 2011.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan described on page 28 which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock units credited under the Deferred Compensation Plan are disbursed in a one-time payment of Company shares. Participation in the Deferred Compensation Plan is voluntary.

Stock Ownership Guidelines

The Board of Directors approved stock ownership guidelines for the Company’s executive officers and directors to link their long-term economic interest directly to that of the Company stockholders. The chief executive officer was expected to hold a minimum of five times his base salary in Company stock and/or deferred stock units. Other executive officers were expected to hold a minimum of one times their base salary in Company stock, vested stock options and/or deferred stock units. Executive officers had three years to attain this ownership threshold. All executive officers were in compliance as of December 31, 2011.

The Committee revised the executive officer stock ownership guidelines effective January 1, 2012. The minimum number of shares of company stock and deferred stock units expected to be held by each category of executive officer is as follows: the chief executive officer — five times his base salary; other named executive officers — three times their base salary; and other executive officers — one times their base salary. Vested stock options will no longer be included in the calculations. All executive officers have three years from January 1, 2012, to attain this ownership threshold.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. T. E. Plimpton retired during 2011 at age 62 and forfeited his 2011 incentive compensation payment, unvested stock options and long-term incentive cash for the partially completed 2009-2011, 2010-2012 and 2011-2013 cycles. All outstanding restricted stock awards vested on his retirement. In general, upon a termination without cause a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Annual and long-term cash incentives are prorated upon retirement at age 65 or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change of control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provide a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Accounting or Tax Treatment

Company policy is to structure compensation arrangements that preserve tax deductions for executive compensation under Section 162(m) of the Internal Revenue Code. Cash awards paid to Named Executive Officers under the IC Plan and under the LTIP are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s net income and assigns each Named Executive Officer a percentage of each fund. In 2011, the funding limit for the Named Executive Officers under the IC Plan equaled three percent of the Company’s net income and the limit for the LTIP equaled one percent of the Company’s cumulative net income for the 2011-2013 performance cycle. The Committee can exercise discretion to reduce or eliminate any award earned by the Named Executive Officers based on an assessment of individual performance against preapproved goals. The cash incentive awards to the Named Executive Officers under both plans are subject to the pre-established funding and plan limits even if some or all of the executive’s performance goals have been exceeded. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to be tax efficient for the Company and for the executive officers.

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (CD&A) for 2011 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2012 Annual Meeting.

THE COMPENSATION COMMITTEE

C. R. Williamson, Chairman

A. J. Carnwath

K. S. Hachigian

G. M. E. Spierkel

Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years ended December 31, 2011:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(a)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
M. C. Pigott	2011	1,417,308	3,123,223	1,527,086	3,124,000	3,375,543	12,250	12,579,410
Chairman and	2010	1,350,000	0	1,774,097	2,884,275	1,901,226	7,350	7,916,948
Chief Executive Officer	2009	1,350,000	0	1,642,321	3,034,200	1,203,430	2,450	7,232,401

R. E. Armstrong	2011	621,731	151,096	516,201	839,466	958,629	12,250	3,099,373
President	2010	413,077	0	287,012	494,277	261,102	7,350	1,462,818
(principal financial officer)(f)	2009	389,385	153,495	237,234	225,380	148,184	2,450	1,156,128

D. D. Sobic	2011	516,250	209,171	354,169	636,948	943,513	12,250	2,672,301
Executive Vice President	2010	463,231	0	419,134	682,626	544,757	7,350	2,117,098
	2009	460,000	166,682	323,327	272,118	162,208	2,450	1,386,785

R. J. Christensen	2011	505,000	155,035	335,547	660,832	1,080,153	12,250	2,748,817
Executive Vice President	2010	419,231	0	294,373	594,401	481,308	7,350	1,796,663

H. C. Schippers(g)	2011	370,428	30,704	154,860	311,243	52,094	87,974	1,007,303
Vice President

T. E. Plimpton	2011	557,308	858,702	774,302	0	18,934	108,463	2,317,709
Vice Chairman	2010	886,538	0	1,051,330	1,395,649	1,684,362	7,350	5,025,229
(retired 8-1-11)	2009	800,000	461,102	702,882	945,270	749,593	2,450	3,661,297

(a)	Represents the grant date fair value of restricted stock awards on February 3, 2011, and February 6, 2009, calculated in accordance with FASB ASC Topic 718. Amounts for M. C. Pigott and T. E. Plimpton include the special restricted stock awarded on February 3, 2011. For additional information, refer to Notes in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year as shown in footnote (b) below.

(b)	Represents the aggregate grant date fair value of stock options granted under the Company’s Long Term Incentive Plan (LTIP) on February 3, 2011, February 2, 2010, February 6, 2009, calculated in accordance with FASB ASC Topic 718. For additional accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note Q in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for 2011, Note Q for 2010 and Note R for 2009.

(c)	Amounts for 2011 represent the awards earned under the IC Plan in 2011 that are determined and paid in 2012. Cash awards earned under the LTIP for the 2009-2011 cycle will not be determined until late April 2012. Non-Equity Incentive Plan Compensation amounts for 2010 and 2009 include awards under both plans.

(d)	Represents the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (M. C. Pigott $993; T. E. Plimpton $18,934; R. E. Armstrong $0; D. D. Sobic $0; R. J. Christensen $2,352; H. C. Schippers $0); and the aggregate change in value during 2011 of benefits accrued under the Company’s qualified defined- benefit retirement plan and Supplemental Retirement Plan (M. C. Pigott $3,374,550; R. E. Armstrong $958,629; D. D. Sobic $943,513; R. J. Christensen $1,077,801; T. E. Plimpton $0) and change in value of the DAF defined benefit plan for H. C. Schippers of $52,094. Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)	Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $12,250 for each U.S.-based Named Executive Officer for 2011, $7,350 for 2010 and $2,450 for 2009. Amount for T. E. Plimpton includes $96,213 in cash and restricted stock earned as a non-employee director as reported on page 10 of this proxy statement. Amount for H. C. Schippers includes a Company contribution of $68,916.00 to a defined contribution plan available to DAF employees in the Netherlands and perquisites of $19,058 for a leased vehicle and an allowance for business-related incidentals. Aggregate perquisites were less than $10,000 for the other Named Executive Officers.

(f)	R. E. Armstrong succeeded T. E. Plimpton as principal financial officer on August 1, 2011.

(g)	Mr. Schippers was paid in euros and amounts listed were converted to US dollars based on the rate on the last day of the month in which the compensation was paid or granted. Amounts listed for Mr. Schippers for pension, potential and future payments in this proxy statement used the conversion rate on December 31, 2011 of 1.295.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
M. C. Pigott
Restricted stock(a)	2/3/11				37,134				1,875,267
Restricted stock(a)	2/3/11				24,712				1,247,956
Stock Options(a)	2/3/11						92,832	50.50	1,527,086
LTIP Cash(a)		193,636	2,130,000	4,260,000
Annual Incentive Cash(b)		624,800	1,562,000	3,124,000

R. E. Armstrong
Restricted stock(a)	2/3/11				2,992				151,096
Stock Options(a)	2/3/11						31,380	50.50	516,201
LTIP Cash(a)		24,545	540,000	1,080,000
Annual Incentive Cash(b)		37,750	471,875	943,750

D. D. Sobic
Restricted stock(a)	2/3/11				4,142				209,171
Stock Options(a)	2/3/11						21,530	50.50	354,169
LTIP Cash(a)		15,114	332,500	665,000
Annual Incentive Cash(b)		33,719	337,188	674,376

R. J. Christensen
Restricted stock(a)	2/3/11				3,070				155,035
Stock Options(a)	2/3/11						20,398	50.50	335,547
LTIP Cash(a)		14,318	315,000	630,000
Annual Incentive Cash(b)		33,042	330,416	660,832

H. C. Schippers
Restricted stock(a)	2/3/11				608				30,704
Stock Options(a)	2/3/11						9,414	50.50	154,860
LTIP Cash(a)		3,800	139,348	278,696
Annual Incentive Cash(b)		18,875	188,747	377,494

T. E. Plimpton(c)
Restricted stock(a)	2/3/11				9,206				464,903
Restricted stock(a)	2/3/11				7,798				393,799
Stock Options(a)	2/3/11						47,070	50.50	774,302
LTIP Cash(a)		81,818	900,000	1,800,000
Annual Incentive Cash(b)		189,000	472,500	945,000

(a)	Represents grants and awards under the LTIP described on page 17. The grant date fair value of restricted stock awards is the number of restricted shares multiplied by the closing price of Company stock on the grant date of $50.50.
(b)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (IC) described on page 15.
(c)	The 2011 grants of stock options, LTIP cash and annual incentive cash for T. E. Plimpton were forfeited on his retirement on August 1, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers on December 31, 2011:

	Option Awards (a)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(h)
M. C. Pigott	248,427	0	13.9555	1/1/06	1/15/13	9,895	(b)	370,766	150,000	(f)	5,620,500
	135,067	0	25.3126	1/1/07	1/15/14	27,850	(d)	1,043,540	37,500	(g)	1,405,125
	173,043	0	32.1111	1/1/08	1/20/15				24,712	(e)	925,959
	147,343	0	32.2267	1/1/09	1/26/16
	112,266	0	44.5600	1/1/10	1/31/17
	98,956	0	45.7400	1/1/11	1/30/18
	0	194,004	30.8100	1/1/12	2/06/19
	0	134,492	36.1200	1/1/13	2/02/20
	0	92,832	50.5000	1/1/14	2/03/21

R. E. Armstrong	12,790	0	25.3126	1/1/07	1/15/14	362	(b)	13,564
	12,046	0	32.1111	1/1/08	1/20/15	2,490	(c)	93,300
	13,675	0	32.2267	1/1/09	1/26/16	2,244	(d)	84,083
	13,704	0	44.5600	1/1/10	1/31/17
	15,188	0	45.7400	1/1/11	1/30/18
	0	28,024	30.8100	1/1/12	2/06/19
	0	21,758	36.1200	1/1/13	2/02/20
	0	31,380	50.5000	1/1/14	2/03/21

D. D. Sobic	14,305	0	32.1111	1/1/08	1/20/15	753	(b)	28,215
	16,321	0	32.2267	1/1/09	1/26/16	2,704	(c)	101,319
	18,618	0	44.5600	1/1/10	1/31/17	3,106	(d)	116,382
	15,804	0	45.7400	1/1/11	1/30/18
	0	38,194	30.8100	1/1/12	2/06/19
	0	31,774	36.1200	1/1/13	2/02/20
	0	21,530	50.5000	1/1/14	2/03/21

R. J. Christensen	15,021	0	32.1111	1/1/08	1/20/15	352	(b)	13,189
	16,321	0	32.2267	1/1/09	1/26/16	1,264	(c)	47,362
	14,508	0	44.5600	1/1/10	1/31/17	2,302	(d)	86,256
	12,316	0	45.7400	1/1/11	1/30/18
	0	28,742	30.8100	1/1/12	2/06/19
	0	22,316	36.1200	1/1/13	2/02/20
	0	20,398	50.5000	1/1/14	2/03/21

H. C. Schippers	5,229	0	32.1111	1/1/08	1/20/15	456	(d)	17,086
	5,971	0	32.2267	1/1/09	1/26/16
	4,605	0	44.5600	1/1/10	1/31/17
	3,800	0	45.7400	1/1/11	1/30/18
	0	6,000	30.8100	1/1/12	2/06/19
	0	5,314	36.1200	1/1/13	2/02/20
	0	9,414	50.5000	1/1/14	2/03/21

T. E. Plimpton	23,990	0	32.1111	1/1/08	8/1/12				7,798	(e)	292,191
	60,354	0	32.2267	1/1/09	8/1/12
	46,635	0	44.5600	1/1/10	8/1/12
	41,636	0	45.7400	1/1/11	8/1/12

(a)	Represents stock options granted under the LTIP. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(b)	Represents restricted stock granted January 30, 2008. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting date is January 1, 2012.

(c)	Represents restricted stock granted on February 6, 2009. Twenty-five percent of the shares vest on each subsequent January 1. The remaining vesting dates are January 1, 2012 and January 1, 2013.

(d)	Represents restricted stock granted on February 3, 2011. Twenty-five percent of the shares vested on February 3, 2011 and twenty-five percent vest on each subsequent January 1. The remaining vesting dates are January 1, 2012, January 1, 2013 and January 1, 2014.

(e)	Represents special restricted stock granted on February 3, 2011 scheduled to vest March 1, 2012.

(f)	Represents restricted stock under the share match program scheduled to vest December 31, 2012.

(g)	Represents restricted stock under the share match program scheduled to vest on December 31, 2011.

(h)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2011 of $37.47.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2011 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(c)
M. C. Pigott(a)	284,724	8,875,012	30,405	1,676,485
R. E. Armstrong	14,142	393,777	2,356	129,700
D. D. Sobic	9,000	159,435	3,142	172,693
R. J. Christensen	0	0	1,753	94,980
H. C. Schippers	0	0	152	7,620
T. E. Plimpton	65,255	945,938	26,925	1,288,002

(a)	M. C. Pigott exercised ten- year-old stock options that were due to expire in accordance with the LTIP agreement.

(b)	The dollar amounts shown are determined by multiplying the number of shares of the Company’s common stock by the difference between the per-share market price of the Company’s common stock at the time of exercise and the exercise price of the options.

(c)	The dollar amounts are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s common stock on the day before the vesting date.

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers as of December 31, 2011:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
M. C. Pigott	Retirement Plan	32	1,157,810	0
	Supplemental Retirement Plan	32	15,096,657	0
R. E. Armstrong	Retirement Plan	18	631,156	0
	Supplemental Retirement Plan	18	1,579,470	0
D. D. Sobic	Retirement Plan	21	805,851	0
	Supplemental Retirement Plan	21	1,997,216	0
R. J. Christensen	Retirement Plan	28	892,329	0
	Supplemental Retirement Plan	28	1,996,715	0
H. C. Schippers	Retirement Plan	25	185,389	0
T. E. Plimpton	Retirement Plan	34	NA	45,437
	Supplemental Retirement Plan	34	NA	8,368,530

The Company’s U.S. qualified noncontributory retirement plan has been in effect since 1947. The U.S.- based Named Executive Officers participate in this plan on the same basis as other U.S. salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service. Depending on executive recruitment considerations, additional years of service may be offered to new executives.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of the highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation, but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity or, if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded U.S. Supplemental Retirement Plan (SRP) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump-sum distribution at the executive’s election and will be made at the later of: (1) termination of employment or (2) the date the participant attains age 55. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit.

Normal retirement age under both plans is 65 and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2011, M. C. Pigott, R. E. Armstrong, R. J. Christensen and D. D. Sobic are eligible for a reduced early retirement benefit. T. E. Plimpton retired in 2011 and received the payments noted above following his retirement.

H. C. Schippers participates in the Company’s pension program in the Netherlands on the same basis as other DAF Eindhoven employees. DAF has participated in the Metal and Electrical Engineering Industry Pension Fund (“the Fund”) since 1993, a multi-employer defined benefit plan covering employees of the country’s metal industry. The benefit is 2.2 percent of the average salary per year of service up to a maximum of 44 years and a yearly indexed maximum salary ($85,470 in 2011). Survivor benefits include a pension up to 70 percent of the participant’s benefit and a 14 percent pension for surviving children to age 18. Participants contribute 50 percent of the premiums and are vested from date of hire. Normal retirement benefits begin at age 65 and participants may retire early at or after age 55 with reduced benefits. Mr. Schippers, age 49, is not eligible for benefits due to the age threshold.

The Pension Plan table shows the present value of the accrued retirement benefits for the U.S.-based Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2011 and the present value of H. C. Schippers accrued benefits under the Fund. Present value calculations for each Named Executive Officer assumed that each remains employed until age 62, if eligible for unreduced benefits, or age 65 if not. Additional assumptions include a 2011 discount rate of 4.3 percent and a 2010 discount rate of 5.4 percent and the mortality assumptions of the RP-2000 Male Annuitant Mortality Table projected seven years from valuation date.

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2011. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive. The negative aggregate earnings in 2011 of M. C. Pigott and T. E. Plimpton reflect a drop in price of Company stock units in their accounts.

Name	Executive Contribution in 2011 ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2011 (a)($)
M. C. Pigott	0	(2,879,118)	0	5,928,552
R. E. Armstrong	0	0	0	0
D. D. Sobic	0	0	0	0
R. J. Christensen	0	27,585	0	571,541
H. C. Schippers	0	0	0	0
T. E. Plimpton	0	(11,162)	5,060,244	0

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees, including the Named Executive Officers, an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Plan. Accounts are credited with interest or dividend equivalents as described below.

A portion of the amount in the 2011 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: M. C. Pigott $993; T. E. Plimpton $18,934; R. E. Armstrong $0; D. D. Sobic $0; R. J. Christensen $2,352; H. C. Schippers $0.

The Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account as of January in the year the award was payable and interest is compounded quarterly on the account balance based on the simple combined average of monthly Aa Industrial Bond Yield for the previous quarter. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are based on the average closing price of a share of the Company’s common stock on the first five trading days in January of the year the cash award was payable. Dividend equivalents are credited to the stock unit account based on the closing price of the Company’s common stock on the date the dividend is paid to stockholders. The stock unit account is paid out in a single distribution of whole shares of the Company’s common stock.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2011. For T. E. Plimpton the table includes the compensation payable as a result of his retirement on August 1, 2011. These payments are in addition to deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	M. C. Pigott	R. E. Armstrong	D. D. Sobic	R. J. Christensen	H. C. Schippers	T. E. Plimpton
Termination for Cause	0	0	0	0	0	N/A
Termination Without Cause	0	0	0	0	0	N/A
Retirement
Annual Incentive Plan	3,124,000	839,466	636,948	660,832	N/A	0
Long-Term Cash Award	810,000	117,000	161,000	120,000	N/A	0
Restricted Stock	7,960,764	190,947	245,916	146,807	N/A	997,186
Total	11,894,764	1,147,413	1,043,864	927,639	N/A	997,186
Death						N/A
Annual Incentive Plan	3,124,000	839,466	636,948	660,832	311,243
Long-Term Cash Award	2,870,000	453,000	486,500	385,000	119,783
Restricted Stock	7,960,764	190,947	245,916	146,807	17,086
Total	13,954,764	1,483,413	1,369,364	1,192,639	448,112
Change in control						N/A
Annual Incentive Plan	3,124,000	943,750	674,376	660,832	377,494
Long-Term Cash Award	5,740,000	906,000	973,000	770,000	239,565
Restricted Stock	7,960,764	190,947	245,916	146,807	17,086
Total	16,824,764	2,040,697	1,893,292	1,577,639	634,145

Termination for Cause.  If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause.  If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options with expiration dates of January 23, 2012, through January 15, 2014, would remain exercisable for three months from the date of termination. All other vested stock options would remain exercisable for one month from the date of termination (expiration dates and number of stock options are disclosed in the “Outstanding Equity Awards at Fiscal Year-End” table).

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. M. C. Pigott and R. E. Armstrong would receive single lump-sum cash payments. D. D. Sobic and R. J. Christensen would receive monthly annuities payable for life. If termination occurred on December 31, 2011, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2012, for M. C. Pigott, R. E. Armstrong, D. D. Sobic and R. J. Christensen.

Retirement.  All U.S. based Named Executive Officers were eligible for early retirement benefits. H. C. Schippers was not eligible for retirement due to the age threshold. Deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable for the Named Executive Officers as described above under “Resignation or Termination Without Cause”. Annual incentive compensation earned in 2011 would have been paid in the first quarter of 2012 and long-term incentive cash awards earned under the 2009-2011 performance cycle would be paid in April 2012 based on actual performance against goals. The long-term performance awards in the table reflect target awards. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for 12 months following the date of retirement. All outstanding annual restricted stock would be immediately vested if retirement is age 62 or greater. If a Named Executive Officer under age 62 elected early retirement, the annual restricted stock awards would continue to vest according to the vesting schedule until age 62 when they would vest in full. Restricted stock with performance conditions would vest following completion of the cycle if the performance conditions are achieved. The amount listed for restricted stock in the table reflects continued vesting of unvested shares at the fair market value on December 31, 2011.

T. E. Plimpton retired on August 1, 2011 at age 62. He received the immediate vesting of outstanding annual restricted stock awards and continued vesting of a restricted stock award with performance conditions. He elected to receive benefits in a lump sum from his deferred compensation and supplemental retirement plans as indicated in the Nonqualified Deferred Compensation and Pension Plan Tables. Vested stock options remain exercisable for 12 months following the date of retirement.

Death.  In the event of death on December 31, 2011, beneficiaries of the Named Executive Officers would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

Long-term incentive cash awards earned under the 2010-2012 LTIP performance cycle and the 2011-2013 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals. All outstanding annual restricted stock would be immediately vested.

Change in control.  Benefits payable in the event of a change in control on December 31, 2011, are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

Named Executive Officers employed on December 31, 2011 would have been entitled to a maximum IC award for 2011 (200 percent of target), a maximum long-term incentive cash award under the 2009-2011 performance cycle of the LTIP and a maximum prorated award under the 2010-2012 and the 2011-2013 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payout amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control. All restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control.

In addition, in the event of a change in control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

•

Immediate vesting of all unvested stock options.  The value of unvested options that could have been immediately vested upon a change in control on December 31, 2011, for each Named Executive Officer was: M. C. Pigott $1,473,631; R. E. Armstrong $216,013; D. D. Sobic $297,267; R. J. Christensen $221,548; H. C. Schippers $47,134.

•

Increased Supplemental Retirement Plan Benefits.  If the Committee chooses to terminate the Supplemental Retirement Plan upon a change in control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change in control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2011, are as follows: M. C. Pigott $4,417,011; R. E. Armstrong $509,966; D. D. Sobic $553,358; R. J. Christensen $711,639. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate, which will be zero percent.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of five members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated S. F. Page and J. M. Fluke, Jr., as Audit Committee financial experts.

Among the Committee’s responsibilities is the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU §380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

S. F. Page, Chairman

J. M. Fluke, Jr.

K. S. Hachigian

R. T. Parry

G. M. E. Spierkel

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2011 and has been selected to perform this function for 2012. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

The Audit Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and non-audit work performed by Ernst & Young LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E. The Audit Committee has considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of Ernst and Young LLP. The services provided for the year ended December 31, 2011, and December 31, 2010, are as follows:

	(in millions)
	2011	2010
Audit	5.71	$5.25
Audit-Related	.15	.15
Tax	1.76	.37
All Other	.00	.00

Total	$7.62	$5.58

Audit Fees.  In the year ended December 31, 2011, the independent auditors, Ernst & Young LLP, charged the Company $5.71 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees.  In the year ended December 31, 2011, the independent auditors, Ernst & Young LLP, billed the Company $0.15 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax.  In the year ended December 31, 2011, the independent auditors, Ernst & Young LLP, billed the Company $1.76 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees.  In the year ended December 31, 2011, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of the industry peer group of companies identified in the graph (the Current Peer Group Index and the Prior Peer Group Index) for the last five fiscal years ending December 31, 2011. Effective January 1, 2011, the Company revised its peer group to reflect global manufacturing and the cyclicality of the commercial vehicle industry. Standard & Poor’s has calculated a return for each company in both the Current Peer Group Index and the Prior Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the peer group indices provides a better comparison than other indices available. The Current Peer Group Index consists of AGCO Corporation, Caterpillar Inc., Cummins Inc., Dana Holding Corporation, Deere & Company, Eaton Corporation, Meritor Inc., Navistar International Corporation, Oshkosh Corporation, Scania AB and AB Volvo. The Prior Peer Group Index consists of Caterpillar Inc., Cummins Inc., Danaher Corporation, Deere & Company, Dover Corporation, Eaton Corporation, Harley-Davidson, Inc., Honeywell International Inc., Illinois Tool Works Inc., Ingersoll-Rand Company Ltd. and United Technologies Corporation. The comparison assumes that $100 was invested December 31, 2006 in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2006	2007	2008	2009	2010	2011
PACCAR Inc	100	129.80	69.63	89.91	144.20	97.35
S&P 500 Index	100	105.49	66.46	84.05	96.71	98.76
Current Peer Group Index	100	146.02	68.16	100.58	176.38	149.33
Prior Peer Group Index	100	128.24	75.57	104.09	145.81	138.47

STOCKHOLDER PROPOSALS

The Company has been advised that three stockholders intend to present proposals at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent of each of the following stockholder proposals upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of each proposal exactly as submitted. The stockholder proposals include some assertions the Company believes are incorrect. The Company has not addressed all of these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 2: STOCKHOLDER PROPOSAL REGARDING A DIRECTOR VOTE THRESHOLD

Resolved:  That the shareholders of PACCAR Inc (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  Despite the PACCAR Board of Director’s persistent opposition to the majority vote standard proposal calling for a majority vote election standard in uncontested director elections, a strong and growing percentage of PACCAR shareholders support majority voting. At last year’s annual meeting, 44% of shareholder votes were cast in favor of the majority vote proposal despite Board opposition. Board support for majority voting in director elections is long overdue at PACCAR. Board members most of all should understand the importance of establishing a meaningful vote standard when they run in uncontested election as is the normal situation. When Board members at PACCAR stand for election with no opposition, they should be required to receive at least half the votes cast in order to be elected.

Over the past six years, nearly 80% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. PACCAR’s Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard, despite the fact that many of its self-identified peer companies including Cummins, Inc., Deere & Company, and Eaton Corporation have adopted majority voting. Lowes, Microsoft, United Technologies, US Bank and Weyerhaeuser, leading companies where current PACCAR directors serve or have recently served as directors, have also adopted a majority vote standard. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adopt a director resignation policy to address the status of unelected directors. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors at PACCAR, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream major U.S. companies and establish a majority vote standard.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2 FOR THE FOLLOWING REASONS:

The Board of Directors supports the stockholder proposal to adopt a majority vote standard for director elections. If this stockholder proposal passes, the board of directors will amend the company’s bylaws, effective January 1, 2013 to provide that in uncontested elections directors will be elected by a majority of the votes cast at a stockholder meeting at which a quorum is present. The amended bylaws will provide that if a nominee is an incumbent director and is not elected by a majority vote, the director will tender his or her resignation, which will be subject to acceptance by the board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

ITEM 3: STOCKHOLDER PROPOSAL REGARDING SUPERMAJORITY VOTING PROVISIONS

Resolved:  Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the proposal, or a simple majority in compliance with applicable laws.

Supporting Statement:  Corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. See “What Matters in Corporate Governance?” by Lucien Bebchuk, Alma Cohen and Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (September 2004, revised March 2005).

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s.

If our Company were to remove its antiquated supermajority provisions, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.

The merit of this Simple Majority Vote proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance status in order to more fully realize our company’s potential:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in takeover defenses. We had no opportunity to elect each director annually, call a special meeting, act by written consent or vote on our auditors. A director needed only one-vote from our 350 million shares to be elected. We did not have an independent Board Chairman and not even a Lead Director.

Mark Pigott, our CEO, realized $14 million from the exercise of stock options in 2010. According to The Corporate Library, both our long-term cash and performance-based restricted stock executive pay were not sufficiently long-term. Our CEO was entitled to $21 million in the event of a change in control. Executive pay polices such as these are not in the interests of company shareholders.

Robert Parry, who had years of tenure at the infamous Countrywide board and who is beyond age 70, was one-third of our audit committee. Parry was also a director at Janus Capital which was rated “D” in governance by The Corporate Library. Stephen Page, age 71, was also on our Audit Committee and received our highest negative votes.

John Fluke had 27-years tenure (independence concern) and yet he was on our Audit Committee and even chaired our Nomination Committee.

On the other hand, adopting this proposal would be a strong statement that our company is committed to a step forward in good corporate governance and long-term financial performance. Please encourage our board to respond positively to this proposal to initiate the improved governance we deserve: Adopt Simple Majority Vote — Yes on 3.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3 FOR THE FOLLOWING REASONS:

PACCAR is committed to corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure that the Company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders.

Company stockholders have repeatedly rejected proposals to eliminate supermajority provisions.

PACCAR stockholders approved the supermajority provisions in 1986 by a vote of 78 percent of the outstanding shares. In 2008, 2010 and 2011, Company stockholders rejected proposals to eliminate the supermajority provisions. The Board of Directors believes that the existing two-thirds voting requirement is reasonable and appropriate to maximize value for all stockholders.

The Company’s governance practices and strong financial performance have delivered outstanding results to stockholders.

The Company has delivered an average annual return to stockholders of 14.6 percent versus the S&P 500 2.9 percent return in the last decade. The Company’s governance structure positions the Company for profitable long-term growth, which benefits its stockholders.

The Company’s supermajority voting provisions ensure that a broad consensus of stockholders agree on significant corporate changes.

Under the Company’s existing governance documents, a “simple majority vote” applies to many matters submitted for stockholder approval. For significant corporate transactions, the Certificate of Incorporation provides that stockholders of at least two-thirds of the outstanding voting stock must approve the recommended action. Examples of these important corporate transactions include the following:

•	amendment of the Certificate of Incorporation;

•	the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	removal of directors or the entire Board;

•	the Company’s merger or consolidation with another entity;

•	dissolution of the Company; and

•	approval of a stockholder action to replace, alter or repeal the bylaws.

After careful consideration, the Board of Directors believes that the supermajority voting requirements are reasonable and appropriate for significant matters that affect the Company. The Company’s two-thirds supermajority vote provisions are designed to protect all PACCAR stockholders against coercive takeover tactics by requiring that a broad consensus of stockholders agree on significant corporate matters. Delaware law permits supermajority voting requirements and many publicly traded companies have adopted these provisions to preserve and maximize value for all stockholders.

Company management compensation is at the median of industry executives’ compensation.

PACCAR’s chairman and CEO, Mark Pigott, exercised stock options granted ten years ago because the options were due to expire. He has worked at PACCAR for 34 years, is a major shareholder and over 66 percent of his target total compensation is long-term.

The supermajority voting provisions protect PACCAR stockholders against the actions of short-term investors such as hedge funds or corporate raiders.

If a simple majority vote standard were adopted, and only 50.1 percent of the shares are present at a stockholders’ meeting, a minority of stockholders representing as little as 25.1 percent of the outstanding voting power of the Company could approve corporate changes that may be damaging to the long-term interest of the majority of Company stockholders. The Board of Directors believes that more meaningful supermajority voting requirements are appropriate for issues that have a long-lasting effect on the Company.

The supermajority voting provisions are in the best interest of PACCAR stockholders because they increase stability, improve long-term planning and represent a more comprehensive group of stockholders.

The Board of Directors believes that the Company benefits from the existing supermajority vote requirement because it enhances corporate stability and enables the Board to pursue long-term corporate strategies for the benefit of all stockholders. Major steps such as the sale, merger or dissolution of the Company should have the support of a supermajority of the stockholders.

The current voting provisions encourage persons or firms making unsolicited takeover bids to negotiate with the Board to ensure that the interests of all the Company’s stockholders are considered. In addition, the supermajority provisions allow the Board to consider alternative proposals that maximize the value of the Company for all stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

ITEM 4:	STOCKHOLDER PROPOSAL REGARDING THE ANNUAL ELECTION OF ALL DIRECTORS

Resolved:  That shareholders of PACCAR Inc urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

Supporting Statement:  This resolution was submitted on behalf of the Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust by the North Carolina State Treasurer, the investment fiduciary for the North Carolina Retirement System. The Harvard Law School Shareholder Rights Project represented and advised the North Carolina State Treasurer in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 - June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower finn valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:

The Company has achieved excellent shareholder returns with a classified board structure.

The Board continues to believe that a classified board (that is, one where a third of the board is elected each year) is in the best interests of the stockholders. PACCAR has consistently produced superior stockholder returns, especially compared with the Standard & Poor’s 500 Index. The Company has delivered an average annual return to stockholders of 14.6 percent versus the S&P 500 2.9 percent over the last decade. The dedicated and proactive Board of Directors has led the Company to be recognized as a quality and technology leader in its products and processes. PACCAR has earned a net income for 73 consecutive years and paid a dividend every year since 1941.

Company stockholders have repeatedly rejected proposals to declassify the board.

In 1986, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to segment the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. More than 78 percent of the Company’s outstanding shares voted for this amendment. In 2003, 2005, 2006 and 2009, stockholders rejected proposals to declassify the Board.

A classified board provides continuity and perspective for effective long-term strategic planning.

A classified board structure provides continuity and stability of leadership and policy because a majority of the directors at any given time will have prior experience as directors of the Company. Consequently, the Board has solid knowledge of the Company, a broader perspective on its operations, and a better understanding of its future plans and opportunities. This structure enables the directors to build on past experience for more effective long-term strategic planning. This is particularly important in a company like PACCAR that engages in long-term investment programs and is in a cyclical industry where knowledge of the company is important.

A classified board reduces vulnerability to potentially abusive takeover tactics.

The Company’s classified Board reduces the vulnerability of the Company to certain potentially abusive takeover tactics and encourages potential acquirers to initiate arms-length negotiations with management and seasoned directors. Because only one-third of the directors are elected at any annual meeting of stockholders, a corporate raider is not able to elect an entire new Board or even a majority of the Board at a single meeting. Incumbent directors always represent a majority of the Board and are in a position to negotiate while protecting the interests of all stockholders.

A classified board is equally accountable to stockholders as one that is elected annually.

Two-thirds of the Company’s directors are independent of the Company and are experienced, seasoned executives and leaders who serve on the boards of other prominent corporations. The experienced, knowledgeable Board of Directors is a tremendous asset to the Company, ensuring that it is managed for the benefit of its stockholders.

Approval of this proposal would not automatically result in a change to the Board structure. Under Delaware law, to change the structure of the Company’s Board of Directors, the Board must first authorize an amendment to the Company’s Certificate of Incorporation. The stockholders would then have to approve that amendment with an affirmative vote of two-thirds of the Company’s outstanding shares of common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2013

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 14, 2012, to be considered for inclusion in the proxy materials for the Company’s 2013 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Section 5) provide that notice of such business, including director nominations, must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must include the information stated in the Bylaws. A copy of the pertinent Bylaw provision is available on request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

J. M. D’Amato

Secretary

March 14, 2012

Directions to Meydenbauer Center

Driving Directions	Parking

• From I-405 northbound or southbound take Exit 13A west (NE 4th Street westbound).

• Turn right onto 112th Avenue NE (heading north).

• Turn left onto NE 6th Street and proceed into the Meydenbauer Center parking garage entrance on the right.

Vehicles with two or more occupants may use the NE 6th Street HOV only off- and on-ramps. Cross 112th Avenue NE and turn right into the Meydenbauer Center parking garage.

Please visit www.meydenbauer.com for the latest information on parking availability in and around Meydenbauer Center.

PACCAR Inc

Shareowner Services P.O. Box 64945

St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/pcar Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 23, 2012.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 23, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote “FOR” Items 1 and 2 and “AGAINST” Items 3 and 4.

1. Election of directors:

01 Mark C. Pigott

02 Warren R. Staley

03 Charles R. Williamson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Stockholder proposal regarding a director vote threshold

3. Stockholder proposal regarding supermajority voting provisions

4. Stockholder proposal regarding the annual election of al directors

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

For Against Abstain

For Against Abstain

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

Address Change? Mark box, sign, and indicate changes below:

Date

Signature(s) in Box

Please sign exactly as name(s) appears in type. If shares are held by joint owners, all persons should sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person.

PACCAR Inc

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 24, 2012 10:30 a.m.

Meydenbauer Center 11100 N.E. 6th Street Bellevue, Washington 98004

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, April 24, 2012 at 10:30 a.m. at Meydenbauer Center, Bellevue, Washington. The proxy statement and annual report to stockholders are available on the Company’s website at www.paccar.com/2012annualmeeting/.

PACCAR Inc

777 - 106th Avenue N.E.

Bellevue, WA 98004 proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2012.

The shares of common stock you hold of record on February 27, 2012, will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Items 3 and 4. By signing the proxy, your evoke all prior proxies and appoint Mark C. Pigott, John M. Fluke, Jr., and each of them, with full power substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

Shares credited to the undersigned in the PACCAR Inc Savings Investment Plan (SIP) will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.

Shares held by the undersigned in the Employee Stock Purchase Plan will be voted by the Plan in accordance with the voting instructions indicated on the reverse.

See reverse for voting instructions.